Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 22, 2024, relating to the financial statements and financial highlights, which appears in Natixis Gateway Quality Income ETF’s, Natixis Loomis Sayles Short Duration Income ETF’s, Natixis Vaughan Nelson Mid Cap ETF’s and Natixis Vaughan Nelson Select ETF’s Annual Report on Form N-CSR for the year ended December 31, 2023. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Performance" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 24, 2024